Exhibit 10.1

Consulting Agreement

This Consulting Agreement is entered into as of April 1, 2019 (the “Effective Date”) by and between Oliver Chrzan (“you”) and CarGurus, Inc. (“CarGurus”).

1.

Services. From the Effective Date until September 30, 2019 (the “Consulting Period”), you will provide training, advisory and consulting services to CarGurus (the “Services”) on an as-needed basis in a manner consistent with the standards you maintained when employed by CarGurus.  Your points of contact for the Services are Langley Steinert and Kyle Lomeli.  We do not expect that you will need or have access to any material, non-public information in connection with the Services.  CarGurus may terminate the Consulting Period early at its election.

2.	Fees. In consideration for the Services, you will be paid a fee of two hundred dollars ($200) for each Services hour, with a minimum of ten Services hours per full calendar month.
3.

Confidentiality and Non-Disclosure.  You agree that the Nondisclosure, Developments and Non-Competition Agreement, dated March 12, 2008, between you and CarGurus (as successor in interest to CarGurus LLC) (the “NDA”) will remain in effect during the Consulting Period.

4.

General.  You agree that it is your responsibility to pay all related and applicable federal and state income tax withholding, social security taxes, and unemployment or disability insurance.  You acknowledge that you are an independent contractor and nothing in this Consulting Agreement shall be construed as a contract of employment between you and CarGurus. If any court of competent jurisdiction declares or determines any provision of this Consulting Agreement to be illegal or invalid, then the validity of the remaining parts, terms or provisions will not be affected.  This Consulting Agreement, together with the NDA, constitutes the entire understanding between you and CarGurus with respect to its subject matter.  This Consulting Agreement may be amended, modified or waived only in writing signed by both you and CarGurus.  This Consulting Agreement shall be governed and interpreted in accordance with, and the rights of the parties shall be determined by, the laws of the Commonwealth of Massachusetts, without application of conflict of law principles.  The state or federal courts located within the Commonwealth of Massachusetts shall have exclusive jurisdiction over any dispute arising out of this Consulting Agreement.

CARGURUS, INC.

By:	/s/ Langley Steinert	By:	/s/ Oliver Chrzan
Name:	Langley Steinert		Oliver Chrzan
Title:	Chief Executive Officer